    WORLD MONITOR TRUST--
    SERIES C
    MONTHLY REPORT/
    APRIL 27, 2001

         WORLD MONITOR TRUST--SERIES C
--------------------------------------------------------------------------------
Dear Interest Holder:

Enclosed is the report for the period from March 31, 2001 to April 27, 2001 for the World Monitor Trust--Series C ('Series C'). The net asset value of an interest as of April 27, 2001 was $91.88, a decrease of 2.52% from the March 30, 2001 value of $94.26. The year-to-date return for Series C was a decrease of 1.50% as of April 27, 2001.

The estimated net asset value per interest as of May 14, 2001 was $88.03. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          ------------------------
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from March 31, 2001 to
  April 27, 2001
Revenues:
Realized gain on commodity
  transactions.......................   $ 649,432
Change in unrealized commodity
  positions..........................    (846,931)
Interest income......................      37,392
                                        ---------
                                         (160,107)
                                        ---------
Expenses:
Commissions..........................      51,927
Management fee.......................      13,431
                                        ---------
                                           65,358
                                        ---------
Net loss.............................   $(225,465)
                                        ---------
                                        ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
----------------------------------------------------
For the period from March 31, 2001 to
  April 27, 2001
                                              Per
                                 Total      Interest
                               ----------   --------
Net asset value at beginning
  of period (95,401.824
  interests).................  $8,992,522    $ 94.26
Contributions................      11,800
Net loss.....................    (225,465)
Redemptions..................    (270,941)
                               ----------
Net asset value at end of
  period (92,594.449
  interests).................  $8,507,916      91.88
                               ----------
                               ----------
                                            --------
Change in net asset
  value per interest.....................    $(2.38)
                                            --------
                                            --------
Percentage change........................     (2.52)%
                                            --------
                                            --------

------------------------------------------------------
I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series C is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                                 /s/ Barbara J. Brooks
                                -------------------------
                             by: Barbara J. Brooks
                            Chief Financial Officer